                                                                    Exhibit 21.1

                                  Subsidiaries

Name of Company                          Jurisdiction of Formation
---------------                          -------------------------
Thornton Drilling Company                Delaware
Union Drilling (Canada) Inc.             Canada
Union Drilling Texas, LP                 Texas
Union Drilling Texas GP, LLC             Texas